                                                                    EXHIBIT 10.3



                               PURCHASE AGREEMENT
                     AND AGREEMENT TO COMPLETE CONSTRUCTION


                        OMEGA HEALTHCARE INVESTORS, INC.
                              OMEGA (KANSAS), INC.

                                       AND

                           STERLING HOUSE CORPORATION
                             ALS-CLARE BRIDGE, INC.
                         ALTERRA HEALTHCARE CORPORATION


                      Alterra Sterling House of Bloomington
                    Alterra Sterling House of Jeffersonville
                 Alterra Clare Bridge Cottage of Jeffersonville
                        Alterra Sterling House of Kokomo
                         Alterra Clare Bridge of Wichita
                Alterra Clare Bridge Cottage of New Philadelphia
                Alterra Clare Bridge Cottage of SW Oklahoma City Alterra Clare Bridge Cottage of Goodlettesville I
                       Alterra Clare Bridge of Silverdale
                       Alterra Sterling House of Briargate

                            Dated as of June 14, 1999

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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS.............................................................................................1

ARTICLE II PURCHASE AND SALE......................................................................................9
         2.01.    Agreement to Sell and Buy.......................................................................9
         2.02.    No Assumption of Liabilities...................................................................10
         2.03.    "As Is" Purchase...............................................................................10

ARTICLE III PURCHASE PRICE.......................................................................................10
         3.01.    Payment........................................................................................10
         3.02.    First Payment of Additional Purchase Price.....................................................10
         3.03.    Subsequent Payment of Additional Purchase Price................................................10
         3.04.    Limitation on Additional Purchase Price........................................................11
         3.05.    Termination of Obligation to Pay Additional Purchase Price.....................................11

ARTICLE IV CLOSING...............................................................................................11

ARTICLE V........................................................................................................11
         5.01.    Transfer Taxes.................................................................................11
         5.02.    Sales Taxes....................................................................................11
         5.03.    Title Insurance................................................................................11
         5.04.    Survey/ UCC Search Reports.....................................................................12
         5.05.    Environmental Reports/Remediation..............................................................12
         5.06.    Attorneys' Fees................................................................................12
         5.07.    Recording Costs................................................................................12
         5.08.    Releases.......................................................................................12
         5.09.    Transaction Fee................................................................................12
         5.10.    Other Items....................................................................................12

ARTICLE VI POSSESSION............................................................................................12

ARTICLE VII SELLERS' AND ALTERRA'S REPRESENTATIONS AND WARRANTIES................................................13
         7.01.    Status of Seller and Alterra...................................................................13
         7.02.    Validity and Conflicts.........................................................................13
         7.03.    Authority......................................................................................13
         7.04.    Financial Statements...........................................................................13
         7.05.    Absence of Adverse Change......................................................................14
         7.06.    The Licenses...................................................................................14
         7.07.    Compliance with Law............................................................................15
         7.08.    Residents......................................................................................15
         7.09.    Books and Records..............................................................................16
         7.10.    Taxes and Tax .................................................................................16


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
         7.11.    Environmental Issues...........................................................................16
         7.12.    Necessary Action...............................................................................16
         7.13.    Litigation.....................................................................................17
         7.14.    Sensitive Payments.............................................................................17
         7.15.    Title..........................................................................................17
         7.16.    The Facilities.................................................................................17
         7.17.    Inventories....................................................................................18
         7.18.    The Facility Agreements........................................................................18
         7.19.    Resident Roster................................................................................18
         7.20.    Disclosure.....................................................................................18
         7.21.    Insurance......................................................................................19
         7.22.    Plans and Specifications.......................................................................19
         7.23.    Authorizations and Permits.....................................................................19
         7.24.    Total Construction Costs.......................................................................19

ARTICLE VIII PURCHASER REPRESENTATIONS AND WARRANTIES............................................................19
         8.01.    Status of Purchaser............................................................................19
         8.02.    Validity and Conflicts.........................................................................20
         8.03.    Authority......................................................................................20
         8.04.    Necessary Action...............................................................................20

ARTICLE IX BROKER; INVESTMENT BANKER.............................................................................20

ARTICLE X SELLERS AND ALTERRA COVENANTS..........................................................................21
         10.01.   Closing Date...................................................................................21
         10.02.  Post Closing....................................................................................21

ARTICLE XI PURCHASER COVENANTS...................................................................................22
         11.01.  Closing Date....................................................................................22
         11.02.  Post Closing....................................................................................22

ARTICLE XII MUTUAL COVENANTS.....................................................................................22
         12.01.  General Covenants...............................................................................22
         12.02.  Public Announcements............................................................................23

ARTICLE XIII COMPLETION ESCROW; DISBURSEMENT.....................................................................23
         13.01.   Completion Escrow..............................................................................23
         13.02.   Construction and Development of the Construction Facilities....................................23
                  13.02.01.         Commencement and Completion of Construction..................................23
                  13.02.02.         Purchaser's Architect........................................................24
                  13.02.03.         Plans and Specifications.....................................................24
                  13.02.04.         Character of Construction....................................................24
                  13.02.05.         Construction Contract and Architectural/Engineering Agreement................25


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
                  13.02.06.         Records and Reports..........................................................25
                  13.02.07.         Access.......................................................................26
                  13.02.08.         Damage by Fire or Other Casualty.............................................26
                  13.02.09.         Payment of Costs.............................................................26
         13.03.   Disbursements from Completion Escrow...........................................................27
         13.04.   Limitation on Disbursements....................................................................28
         13.05.   Sufficiency of Completion Holdback.............................................................28
         13.06.   Payments to Contractor, Subcontractors and Suppliers...........................................29
         13.07.   Purchaser's Right to Cure......................................................................29
         13.08.   Application of Advances........................................................................29
         13.09.   Construction or Other Liens....................................................................29
         13.10.   Conditions to Final Payment....................................................................29

ARTICLE XIV GUARANTY OF COMPLETION; FORCE MAJEURE................................................................30
         14.01    Guaranty of Completion.........................................................................30
         14.02    Force Majeure..................................................................................30

ARTICLE XV INDEMNIFICATION.......................................................................................31
         15.01.  Sellers' and Alterra's Indemnification..........................................................31
         15.02.  Procedure.......................................................................................32

ARTICLE XVI MISCELLANEOUS........................................................................................32
         16.01.  Notices.........................................................................................32
         16.02.  Assignment......................................................................................33
         16.03.  Sole Agreement..................................................................................33
         16.04.  Captions........................................................................................33
         16.05.  Severability....................................................................................33
         16.06.  Counterparts....................................................................................33
         16.07.  Knowledge Defined...............................................................................33
         16.08.  Third Party Beneficiary.........................................................................34
         16.09.  Attorneys' Fees.................................................................................34
         16.10.  Construction....................................................................................34
         16.11.  Survival........................................................................................34
         16.12.  Governing Law...................................................................................34
         16.13.  Arbitration of Disputes Following Closing.......................................................35
         16.14   Joint and Several...............................................................................35


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

                               PURCHASE AGREEMENT
                     AND AGREEMENT TO COMPLETE CONSTRUCTION

         THIS PURCHASE AGREEMENT (the "Agreement") is executed and delivered as of this 14th day of June, 1999 (the "Effective Date") by and between STERLING HOUSE CORPORATION, a Kansas corporation ("Sterling"), ALS CLARE BRIDGE, INC., a Delaware corporation ("ALS-Clare"), (Sterling and ALS-Clare are each referred to herein as a "Seller" and, collectively, as "Sellers"), ALTERRA HEALTHCARE CORPORATION, a Delaware corporation ("Alterra"), OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation ("Omega"), and OMEGA (KANSAS), INC., a Kansas corporation ("Omega-Kansas").

         The circumstances underlying the execution and delivery of this Agreement are as follows:

         A. Capitalized terms used but not otherwise defined herein have the respective meanings given them in Article I below.

         B. Sellers are the owner of Sellers' Assets. Sellers desire to sell, and Purchaser desires to acquire, Sellers' Assets on the terms and conditions set forth in this Agreement.

         C. Upon Closing, Purchaser desires to lease to Lessee, and Alterra desires to cause Lessee to lease from Purchaser, the Sellers' Assets on the terms and conditions of the Master Leases.

         D. Certain of the Facilities being transferred pursuant to this Agreement are under construction. With respect to such Facilities, the parties desire Sellers complete the construction after Closing and, to assure completion, deposit the Completion Holdback into the Completion Escrow.

         E. As a material inducement for Purchaser to purchase the Sellers' Assets pursuant to this Agreement, Purchaser desires that Alterra, and Alterra desires to, guarantee completion of construction of the Facilities.

         NOW, THEREFORE, Sellers, Alterra and Purchaser agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         The following terms shall have the respective meanings given them below:

         "Actual Cash Flow" means at any given time the actual Cash Flow for the Facilities determined on a trailing three (3) month basis.

         "Additional Cash Flow" means, at any given time, the Annualized Actual Cash Flow less the Expected Cash Flow.

         "Additional Purchase Price" means the amount, if any, to be paid by Purchaser to Sellers as additional purchase price in excess of the Closing Payment and determined pursuant to, and paid according to, Article III.

         "Affiliate" means any Person which, directly or indirectly, Controls or is Controlled by or is under common Control with another Person.

         "Annualized Actual Cash Flow" means the Actual Cash Flow annualized.

         "Capital Expenditure Amount" means $100,250 times the increase, if any, in the CPI during the period commencing on the Commencement Date and ending on the date with respect to which the calculation of Additional Purchase Price is to be made.

         "Cash Flow" shall have the meaning assigned to it in the Master Leases.

         "Charter Documents" means the articles of incorporation, certificate of formation, operating agreement, bylaws, resolutions, minutes and other documents that govern the organization of a Seller, Alterra or Purchaser, as the case may be.

         "Claim" means a claim for indemnification pursuant to Section 15.01 of this Agreement.

         "Closing" means the consummation of the transactions contemplated by this Agreement.

         "Closing Date" means the Effective Date.

         "Closing Payment" means the lesser of (i) THIRTY-FOUR MILLION EIGHTY-FIVE THOUSAND DOLLARS ($34,085,000) and (ii) the amount determined pursuant to the Supplemental Letter.

         "Completed Facilities" means the Facilities identified on Schedule 1(a) as being open and operating.

         "Completion Date" means the date identified on Schedule 1(a) as the date which is Sellers' best faith estimate of the date each Facility will be open and operating.

         "Completion Escrow" means the escrow account with Escrow Agent into which the Completion Holdback will be deposited pursuant to clause (i) of
Article III.


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

         "Completion Holdback" means the amount determined pursuant to the terms of the Supplemental Letter which will be deposited into the Completion Escrow.

         "Construction Budgets" means the detailed budget for the construction of the Construction Facilities attached as Schedule 1(b), which sets forth Sellers' best faith estimate of the Project Costs on an itemized basis and designates each item by amount, whether such item constitutes an item of Hard Costs or Soft Costs and the amount of proceeds, if any, of the Completion Holdback allocable to each item of Hard Costs and Soft Costs.

         "Construction Facilities" means the Facilities identified on Schedule 1(a) as being under construction and for which a Construction Budget has been attached as Schedule 1(b).

         "Construction Insurance" means the following insurance policies covering the Construction Facilities: (i) hazard or builder's risk insurance with an extended coverage endorsement acceptable to the Purchaser in an amount equal to the full replacement cost of the Construction Facilities, and (ii) comprehensive public liability insurance insuring against bodily injury and property damage, and which shall contain an endorsement in favor of Purchaser or name Purchaser as first loss payee, as the case may be, and shall require written notification to Purchaser not less than thirty (30) days before cancellation or expiration and shall not permit amendment or modification without Purchaser's prior written consent. The Construction Insurance may be consolidated in one insurance policy at Sellers' option. The builder's risk policy must be written on an all-risk basis and on a completed-value form (non-reporting basis) for the full replacement cost of the Improvements. Upon Purchaser's request, Sellers shall deliver to Purchaser a certificate of insurance addressed to Purchaser evidencing worker's compensation and public liability insurance of the construction manager or general contractor, as the case may be, for the Construction Facilities.

         "Consumables" means the food and other consumable inventories located at the Facilities on the Closing Date.

         "Consumer Price Index or CPI" means the United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982=84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States.

         "Contractor's Overhead" means costs incurred by Sellers and set forth on the Construction Budgets for contractor's overhead and profit.

         "Control" (and its corollaries "Controlled by" and "under common Control with") means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities, partnership interests or other equity interests.

         "Controversy" means a controversy between a Seller or Alterra and Purchaser that (a) arises following the Closing Date, (b) relates to this Agreement, any other agreement between a Seller or Alterra and Purchaser, any instrument or document delivered pursuant to or in connection with this Agreement or the transactions contemplated by this Agreement and (c) a Seller or Alterra and Purchaser are unable to settle between themselves.

         "Developer's Fees" means the fees and commissions, including Developer's Overhead, payable to Sellers, Alterra or any Affiliate of Alterra for services rendered in connection with the development, construction management or leasing of the Construction Facilities, as set forth on the Construction Budget.

         "Developer's Overhead" means costs incurred by Sellers and set forth on the Construction Budget for developer's overhead and profit.

         "Facilities" means, collectively, the Completed Facilities and the Construction Facilities.

         "Facilities Licenses" means all material licenses, permits and authorizations necessary for the lawful operation of the Facilities as the Completed Facilities currently are operated and as the Construction Facilities will be operated upon completion, including all licenses, permits and authorizations necessary to (a) lawfully operate all beds contained or to be contained in the Facilities as assisted living home beds; and (b) provide licensed assisted living services.

         "Financial Statements" means the financial statements for Alterra and the Facilities requested by Purchaser and relating to the operations of the Facilities and of Alterra for the fiscal years 1996, 1997 and 1998 and for fiscal year 1999 to date.

         "Effective Date" means the date set forth in the Preamble of this Agreement.

         "Environmental Laws" means any and all applicable local, state and federal governmental laws, rules, regulations, ordinances, administrative orders and requirements relating to environmental and/or occupational health and safety matters.

         "Escrow Agent" means the Title Company or such other person as agreed to the by the parties to this Agreement.

         "Expected Cash Flow" means the sum of (A) the Capital Expenditure Amount plus (B) the quotient of (i) the Purchase Price Paid to Date divided by
(ii) the Purchase Price Multiplier.

         "Event of Force Majeure" is any event or condition, not existing as of the Closing Date, not reasonably foreseeable as of such date and not reasonably within the control of Sellers and Alterra, that prevents in whole or in material part the performance by Sellers and Alterra of their obligations under Articles XIII and Section 14.01 or that renders the performance of such obligations so difficult as to make such performance commercially unreasonable. Without limiting the foregoing, Events of Force Majeure shall include acts of state, riots, war, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, or explosion.

         "Facilities" means the Real Property and Personal Property constituting the assisted living facilities identified on attached Schedule 1(a).

         "GAAP" means generally accepted accounting principles.

         "Hard Costs" means costs paid to construct and complete the Construction Facilities, including without limitation, demolition costs, site preparation costs, contractor's fees, and costs of labor and material paid or necessarily incurred by Sellers in connection with the construction of the Construction Facilities, but excluding Developer's Fees, Developer's Overhead and Contractor's Overhead, and the contingency reserve, if any, set forth on the Construction Budget.

         "Hazardous Substances" means any materials, substances or wastes deemed to be hazardous or toxic under any applicable Environmental Laws.

         "Indemnified Person" means a person entitled to indemnification pursuant to Article XV of this Agreement.

         "Indemnitor" means a person or persons responsible for indemnifying an Indemnified Person pursuant to Article XV of this Agreement.

         "Indiana Facility" means the Alterra Sterling House of Bloomington.

         "Intangible Property" means to the extent transferable under applicable law, all consents, authorizations, variances or waivers, licenses, permits and approvals given or issued by any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality having jurisdiction over the Facilities, but excluding the Facility Licenses.

         "Kansas Facility" means the Facility identified on Schedule 1(a) as being located in State of Kansas.

         "Lessee" means AHC Properties, Inc., a Delaware corporation.

         "MAI Appraisal" means an appraisal, in form and substance satisfactory to Purchaser, prepared by an appraiser who is a Member of the Appraisal Institute and is experienced in appraising properties of the same nature, and in the same geographical vicinity, as the Facility being appraised.

         "Management Agreements" means the management agreements pursuant to which the Alterra has agreed to manage the Facilities and Sublessees have agreed to pay to Alterra fees therefor.

         "Master Leases" means (i) a Master Lease, in form and substance satisfactory to Purchaser and Alterra, executed and delivered by Purchaser and Lessee concurrently with the Closing, pursuant to which Purchaser leases to Lessee, and Lessee leases from Purchaser, all of the Facilities other than the Kansas Facility and (ii) a Master Lease, in form and substance satisfactory to Purchaser and Alterra, executed and delivered by Omega-Kansas and Lessee concurrently with the Closing, pursuant to which Omega-Kansas leases to Lessee, and Lessee leases from Omega-Kansas, the Kansas Facility.

         "Omega Capitalization Rate" means the average yield to Purchaser on leases, entered into during the one hundred twenty (120) days preceding the date of the payment of such portion of Additional Purchase Price, of assisted living and/or dementia care facilities to lessees whose creditworthiness, alone or, as to any such lease or leases which are guaranteed, in combination with that of the guarantor or guarantors thereof, is similar to the creditworthiness of Lessee and Alterra on June 14, 1999.

         "Omega Rent Multiplier" means (A) one (1) divided by (B) (i) the Omega Capitalization Rate divided by (ii) the following amount during the following periods:

                  On or Before
                  ------------
                  December 31, 2001                                    1.2
                  December 31, 2002                                    1.25
                  December 31, 2003                                    1.28
                  June 30, 2004                                        1.31

         "Permitted Encumbrances" means the matters set forth on attached
Schedule 1(d).

         "Person" means any natural person, trust, partnership, corporation, joint venture, limited liability company or other legal entity.

         "Personal Property" means all equipment, furniture, fixtures, inventory (including linens, dietary supplies and housekeeping supplies, but specifically excluding food and other consumable inventories) and other tangible personal property owned (but not leased) by a Seller and located on the Real Property and Facilities, but excluding (a) cash, cash equivalents or accounts receivable relating to the period prior to the Closing Date, (b) proprietary brochures, computers and computer software and any vehicles, and (c) those items of personal property identified on attached Schedule 1(g).

         "Portfolio Stabilization Appraisal" means the MAI Appraisal conducted with respect to the Facilities after the Portfolio Stabilization Date.

         "Portfolio Stabilization Appraisal Date" means the date on which the Portfolio Stabilization Appraisal is delivered to Purchaser.

         "Portfolio Stabilization" shall have the meaning assigned to it in the Master Leases.

         "Portfolio Stabilization Date" means the date on which Portfolio Stabilization occurs.

         "Project Costs" means all Hard Costs, Soft Costs, Developer's Fees, Contractor's Overhead and other costs and fees associated with the construction of the Construction Facilities.

         "Property Documents" means all Resident Agreements; environmental reports; structural reports and geological reports; governmental licenses, permits and approvals; service and maintenance contracts; existing surveys of the Real Property, including any as-built surveys for the improvements; wetland reports; soils reports; architectural drawings, plans and specifications; and engineering tests and reports.

         "Purchase Price" means the sum of (i) the Closing Payment plus (ii) the Additional Purchase Price.

         "Purchase Price Paid to Date" means at any given time the sum of (i) the Closing Payment plus (ii) the amount of Additional Purchase Price previously paid.

         "Purchase Price Multiplier" means the lesser of (A) Omega Rent Multiplier and (B) following number on or before the following dates:

                  On or Before           Purchase Price Multiplier
                  ------------           -------------------------
                  December 31, 1999               8.032
                  December 31, 2000               7.933
                  December 31, 2001               7.739
                  December 31, 2002               7.249
                  December 31, 2003               6.906
                  June 30, 2004                   6.583


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

         "Purchaser" means Omega with respect to all Facilities other than the Kansas Facility and Omega-Kansas with respect to the Kansas Facility.

         "Real Property" means the real property described on attached Schedule 1(h), together with (a) any buildings and other improvements located thereon or to be located thereon upon completion of the Construction Facilities; (b) all rights of Sellers, if any, in and to all air, mineral and riparian rights and all tenements, hereditaments, privileges and appurtenances belonging or in any way appertaining thereto; (c) any land lying in the bed of any street, road or avenue adjoining the real property described on attached Schedule 1(h) to the center line thereof, but only to the extent of Sellers' interest, if any, therein; and (d) all easements, whether or not recorded, strips and rights-of-way abutting, adjacent to, contiguous with or adjoining the real property described on attached Schedule 1(h), but only to the extent of Sellers' interest, if any, therein.

         "Resident Agreements" means the admission agreements entered into by Alterra with the current residents of the Facilities.

         "Sellers' Assets" means the Real Property, the Facilities, the Personal Property and the Intangible Property.

         "Soft Costs" means the Transaction Fee; premiums for title, casualty and other insurance required by Purchaser under this Agreement or the Master Leases; the cost of recording and filing the Transaction Documents and any tax levied upon such filing; real estate taxes and other assessments that Sellers or Alterra are obligated to pay; fees and disbursements of the Purchaser's attorneys, architects and engineers, appraisers, environmental engineers and surveyors; architectural design and monitoring fees; permit fees; marketing expenses; leasing and sales commissions; property management fees; and interest (including any reserve for interest set forth on the Construction Budgets), fees and miscellaneous transaction closing costs and charges payable by Sellers to Purchaser as they become due and payable.

         "Survey Requirements" means a survey that (a) is certified to Purchaser, Sellers, Alterra and the Title Company; (b) is prepared in accordance with the minimum standard detail requirements and classifications for ALTA/ASCM land title surveys, as adopted in 1992 by ALTA/ASCM, including Table A responsibilities and specifications 1-4, 6-11 and 13; and (c) otherwise is in form satisfactory to Purchaser.

         "Subleases" means the Subleases identified on Schedule 1(i).

         "Sublessees" means the sublessees under the Subleases.

         "Supplemental Letter" means the letter from Omega to Alterra dated as of June 14, 1999, which supplements the Transaction Documents.

         "Title Commitments" means title insurance commitments, issued by the Title Company, dated after the date of this Agreement and committing the Title Company to insure Purchaser's fee simple title to the Facilities, without the so-called "standard exceptions", in the amount of the Purchase Price, together with legible copies of all recorded documents referred to therein.

         "Title Company" means Chicago Title Insurance Company.

         "Title Insurance Policies" means the title insurance policies, issued pursuant to the Title Commitments by the Title Company concurrently with the Closing, that insures Purchaser's fee simple title to the Facilities, without the so-called "standard exceptions", and subject only to the Permitted Encumbrances. The Title Insurance Policies shall include the following endorsements, to the extent available under the law of the state in which the Facilities is located: (a) for the Completed Facilities, Form 3.1 completed zoning endorsement and for the Construction Facilities, Form 3.0 zoning endorsement; (b) comprehensive endorsement; (c) access endorsement; (d) survey endorsement; (e) separate tax parcel endorsement; (e) contiguity endorsement (if the Real Property on which the Facility is located consists of more than one parcel); and (f) such other endorsements as Purchaser reasonably may require.

         "Transaction Documents" means the following documents: the Master Leases; the Purchase Agreement; the Supplemental Letter, any and all warranty deeds, bills of sale, security agreements, guaranties, pledge agreements, subordination agreements, collateral assignment of contracts, continued performance agreements, such other documents as may evidence or secure the transactions contemplated by this Agreement and the Master Leases, and any and all amendments, modifications, extensions and renewals of any of the foregoing documents.

         "Transaction Fee" means the ONE HUNDRED SEVENTY-EIGHT THOUSAND NINE HUNDRED THIRTY-TWO DOLLAR ($178,932) fee to be paid to Purchaser to induce Purchaser to enter into the transactions provided for in this Agreement.

         "UCC Search Report" means UCC search reports in the name of Sellers and the Facilities conducted at the state and county level in the state in which the Facilities are located and, if different, in the state in which a Seller is organized and in the state in which a Seller's chief executive office is located.

                                   ARTICLE II
                                PURCHASE AND SALE

         2.01. Agreement to Sell and Buy. On the terms and subject to the conditions set forth herein, Sellers agree to sell to Purchaser, and Purchaser agrees to acquire from Sellers, Sellers' Assets.


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

         2.02. No Assumption of Liabilities. Except as specifically set forth in this Agreement, Purchaser is not acquiring or assuming any liabilities whatsoever, including, without limitation, those of Sellers with respect to Sellers' Assets.

         2.03. "As Is" Purchase. Purchaser is acquiring Sellers' Assets without any express or implied warranties other than those specifically set forth in this Agreement.

                                   ARTICLE III
                                 PURCHASE PRICE

         3.01. Payment. The Purchase Price shall be payable as follows:

         (i) Closing Payment in cash or other immediately available funds at the Closing (subject to the adjustments set forth in this Agreement); provided that Sellers deposit the Completion Holdback into the Completion Escrow pursuant Article XIII; and

         (ii) The Additional Purchase Price in cash or other immediately available funds in accordance with this Article III.

Sellers and Purchaser agree that, for purposes of this Agreement, no portion of the Purchase Price shall be allocated to the Personal Property or the Intangible Property.

         3.02. First Payment of Additional Purchase Price. If Portfolio Stabilization occurs on or before June 30, 2004, then on the first day of the first month following the Portfolio Stabilization Date, Purchaser shall pay to Sellers the amount, if any, of Additional Purchase Price equal to the lesser of:

         (i)      ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($1,700,000);

         (ii) (A) ninety-five percent (95%) of the Portfolio Stabilization Appraisal less (B) the Closing Payment; and

         (iii)    The Additional Cash Flow times the Purchase Price Multiplier.

         3.03. Subsequent Payment of Additional Purchase Price. If Portfolio Stabilization has occurred on or before June 30, 2002, then, on each of the first and second anniversary dates of Portfolio Stabilization, if the aggregate amount of Additional Purchase Price previously paid by Purchaser to Sellers pursuant to this Article III as determined on such anniversary date is less than the lesser of the amounts in Section 3.02(i) and 3.02(ii), then, on the first day of the first month following such anniversary date, Purchaser shall pay to Sellers, subject to Section 3.04, the amount, if any, of Additional Purchase Price equal to the Additional Cash Flow times the Purchase Price Multiplier.

         3.04. Limitation on Additional Purchase Price. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, the aggregate amount of Additional Purchase Price required to be paid by Purchaser to Sellers pursuant to this Article III shall not exceed the lesser of:

         (i)      ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($1,700,000); and

         (ii) (A) ninety-five percent (95%) of the Portfolio Stabilization Appraisal less (B) the Closing Payment.

         3.05. Termination of Obligation to Pay Additional Purchase Price. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, Purchaser shall have no obligation to pay any Additional Purchase Price (i) if Portfolio Stabilization has not occurred on or before June 30, 2004, (ii) after the second anniversary of Portfolio Stabilization if it occurs prior to June 30, 2002, or (iii) after the occurrence of a default or an Event of Default under this Agreement, the Master Leases or any of the other Transaction Documents.


                                   ARTICLE IV
                                     CLOSING

         The purchase and sale of Sellers' Assets shall occur on the Closing Date at the offices of counsel to the Purchaser, or at such other place as is agreed upon by the parties.

                                    ARTICLE V
                              COSTS AND PRORATIONS

         The costs of the transaction and the expenses related to the ownership and operation of the Sellers' Assets shall be allocated between Sellers and Purchaser as follows:

         5.01. Transfer Taxes. Sellers shall pay all state and county transfer or excise taxes due on the transfer to Purchaser of title to the Real Property and the Facilities and all assessments and taxes related to the recording of the deed.

         5.02. Sales Taxes. Sellers shall pay any sales tax due on the transfer to Purchaser of title to the Personal Property.

         5.03. Title Insurance. Sellers shall pay the cost of the Title Commitments and the premiums for the Title Insurance Policies.

         5.04. Survey/ UCC Search Reports. Sellers shall pay the cost of the Surveys and the UCC Search Reports for the Facilities.

         5.05. Environmental Reports/Remediation. Sellers shall pay for the cost of the Phase I environmental assessments for the Facilities, or, at the option of Purchaser, for any existing Phase I environmental assessments to be certified to Purchaser for reliance by Purchaser thereon.

         5.06. Attorneys' Fees. Sellers shall pay its attorneys' fees and the attorneys' fees of Purchaser.

         5.07. Recording Costs. Sellers shall pay all recording fees related to the recording of the deeds.

         5.08. Releases. Sellers shall pay the cost of obtaining and recording any releases necessary to deliver title to Sellers' Assets in accordance with the terms of this Agreement.

         5.09. Transaction Fee. At the Closing, Sellers shall pay to Purchaser the Transaction Fee.

         5.10. Other Items. Neither Purchaser nor Omega-Kansas has any duty to operate the Facilities from and after the Closing Date, such operations to be accomplished solely by Lessee, as lessee under the Master Leases, or by Alterra pursuant to the Management Agreement. Accordingly, Sellers, Lessee and Alterra shall be responsible for (a) all revenues and expenses attributable to the Facilities, whether attributable to the period before or after the Closing; (b) real and personal property taxes, assessments and similar charges that are levied against the Facilities, whether attributable to the period before or after the Closing Date; (c) all utilities provided to the Facilities, whether before or after the Closing Date; and (d) any amounts that have been prepaid, or that remain to be paid, under any of the Admissions Agreements or any other contracts affecting Sellers' Assets.

                                   ARTICLE VI
                                   POSSESSION

         At Closing, Purchaser shall be entitled to possession of Sellers' Assets, subject only to (a) the rights of the residents of the Facilities, (b) any possessory rights granted to any person under the Permitted Encumbrances,
(c) such possessory rights of Sellers and Alterra required to allow them to fullfill their obligations under Articles XIII and XIV with respect to completing construction of the Construction Facilities, (d) the rights of Lessee under the Master Leases, and (e) the rights of the Sublessees under the Subleases.

                                   ARTICLE VII
              SELLERS' AND ALTERRA'S REPRESENTATIONS AND WARRANTIES

         Sellers and Alterra, jointly and severally, represent and warrant to Purchaser, as of the Closing Date, that:

         7.01. Status of Seller and Alterra. Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and is duly qualified to do business as a foreign corporation in each state in which a Facility owned by it is located. ALS-Clare is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each state in which a Facility owned by it is located. Alterra is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each state in which a Facility is located.

         7.02. Validity and Conflicts. This Agreement is, and all documents to be executed by Sellers or Alterra pursuant to this Agreement will be, their valid and binding obligations, enforceable against them in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution of this Agreement and the consummation of the transactions contemplated in this Agreement in accordance with its terms have been approved by all necessary action of Sellers and Alterra under their respective Charter Documents and do not and will not result in a breach of the terms and conditions of, nor constitute a default under or violation of, each Seller's Charter Documents, Alterra's Charter Documents or any law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which a Seller or Alterra is now a party or by which any of Sellers' Assets may be bound or affected.

         7.03. Authority. Sellers and Alterra each have full power and authority to execute and to deliver this Agreement and all related documents and to carry out the transactions contemplated herein and therein. Each Seller has full power and authority (a) to own and operate the Facilities owned by it as the same currently are owned and operated and (b) to conduct its business as the same currently is being conducted.

         7.04. Financial Statements. Sellers and Alterra have delivered to Purchaser true and correct copies of the Financial Statements. Except as otherwise noted in the Financial Statements or on attached Schedule 7.04, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly represent the financial condition, and accurately set forth in all material respects, as and to the extent required by GAAP, the results of the operations, of Alterra and the Facilities for the periods covered thereby, subject to customary year end adjustments; provided, however, that the Financial Statements which solely pertain to the Facilities have not been prepared in accordance with GAAP, but rather on an accounting basis consistent with those of Alterra. Alterra has delivered to Purchaser any financial statements prepared by Alterra subsequent to the date of the Financial Statements delivered by it to Purchaser, and such financial statements represent fairly the financial condition, and set forth accurately in all material respects the results of the operations, of Alterra and the Facilities for the periods covered thereby.

         7.05. Absence of Adverse Change. Since the date of the Financial Statements delivered by Alterra to Purchaser, there has not been any material adverse change in the financial condition, business, assets, liabilities, results of operations or prospects of Alterra, Sellers or the Facilities (individually or in the aggregate), whether in the ordinary course of business or otherwise.

         7.06. The Licenses. (a) Alterra has all Facilities Licenses applicable to the Completed Facilities. Attached as Schedule 7.06(a) are true and correct copies of the licenses issued most recently by the applicable health care authorities with respect to the operation of the Completed Facilities. To the best knowledge of Sellers and Alterra, it has not received written or verbal notice (i) that any action or proceeding has been initiated or is proposed to be initiated by the appropriate state or federal agency having jurisdiction thereof, to revoke, withdraw or suspend any of the Facilities Licenses applicable to the Completed Facilities or (ii) of any judicial or administrative agency judgment or decision not to renew any of the Facilities Licenses applicable to the Completed Facilities or (iii) of any licensure or certification action of any other type applicable to the Completed Facilities.

         (b) Alterra has applied for all Facilities Licenses applicable to the Construction Facilities. Attached as Schedule 7.06(b) are true and correct copies of the license applications filed with the applicable health care authorities with respect to the operation of the Construction Facilities. To Sellers' knowledge, upon completion of construction of the Construction Facilities, no basis in law or fact will exist for the applicable health care authorities to deny or delay the issuance of the Facilities Licenses for the Construction Facilities.

         (c) The Completed Facilities are not operated as Medicare or Medicaid providers, there are no plans to operate the Completed Facilties as Medicare or Medicaid providers, and the Completed Facilities receive substantially all of their operating revenue from private pay residents. The Construction Facilities will not be operated as Medicare or Medicaid providers and will receive substantially all of their operating revenue from private pay residents.

         7.07. Compliance with Law.

                  (a) Schedule 7.07(a) sets forth the most recent licensure or certification surveys for the Facilities. A copy of each such licensure or certification survey has been delivered to Purchaser. To the best knowledge of Sellers and Alterra, the Facilities and their current operation and use comply with all applicable municipal, county, state and federal laws, regulations, ordinances and orders and with all applicable municipal health and building laws and regulations (including, without limitation, the building and life safety codes), except to the extent that the failure to comply therewith would not have a material adverse effect on the business, property, condition (financial or otherwise) or operation thereof;

                  (b) To the best knowledge of Sellers and Alterra, no governmental authority having jurisdiction over the Facilities has issued any citations with respect to any deficiencies or other matters that fail to conform to any applicable statute, regulation, ordinance or bylaw and that have not been corrected as of the date hereof or that shall not have been corrected on or prior to the Closing, except to the extent that either (i) a waiver has been issued by the appropriate authority, in which case a copy of such waiver is included in Schedule 7.07(b), or (ii) the deficiency or non-conformity will not have a material and adverse effect on the financial condition or results of the operations of such Facility; and

                  (c) To the best knowledge of Sellers and Alterra, none of Sellers or Alterra has received written or oral notice from any licensing or certifying agency supervising or having authority over the Facilities, requiring them to be reworked or redesigned or additional furniture, fixtures, equipment or inventory to be provided at the Facilities so as to conform to or comply with any existing and applicable law, code or standard, except where the requirement either
         (i) has been fully satisfied prior to the Closing Date, (ii) will, as of the Closing Date, be in the process of being satisfied in the ordinary course of Sellers' business pursuant to the terms of a plan of correction or other documentation submitted to and approved by the appropriate authority, (iii) will, as of the Closing Date, be the subject of a valid written waiver issued by the applicable licensing or certifying agency or (iv) is included in the Construction Budget for such Facility if such requirement pertains to a Construction Facility.

         7.08. Residents. Except for notice provisions that are required by law or that are contained in the Admissions Agreements provided to Purchaser by Sellers with respect to the Facilities, there are no agreements with residents of the Facilities that are not terminable by Sellers at will and that require the owner of the Facilities to provide the care routinely provided at the Facilities for the duration of the resident's stay at the Facilities for no consideration.

         7.09. Books and Records. All of the books and records of the Facilities, including resident records, resident trust fund records and records concerning all resident prepaid accounts, are true and correct in all material respects.

         7.10. Taxes and Tax Returns. All tax returns, reports and filings of any kind or nature that a Seller or Alterra is required to file, prior to the Effective Date of this Agreement, with respect to or affecting the Facilities have been properly completed and timely filed, or extensions for the filing thereof have been timely secured, with all such filings being in material compliance with all applicable requirements and all taxes due with respect to a Seller or Alterra have been timely paid.

         7.11. Environmental Issues. To the best knowledge of Sellers and Alterra, they have not released into the environment or discharged, placed or disposed of any Hazardous Substances or caused the same to be so released into the environment or discharged, placed or disposed of at, on or under the Facilities, except (a) to the extent the same will not have a material and adverse affect on the condition, financial or otherwise, of the Facilities (whether the Facilities are considered individually or in the aggregate) and (b) in accordance, and in compliance, with any and all applicable Environmental Laws. To the best knowledge of Sellers and Alterra, (a) no Hazardous Substances are located on or at the Facilities or have been released into the environment or discharged, placed or disposed of in, on or under the Facilities, except to the extent permitted by applicable Environmental Laws, (b) no underground storage tanks are or have been located at the Facilities except for those that have been closed, or currently are being maintained, in accordance with applicable Environmental Laws, (c) the Facilities are not located on property that has been used as a dump for waste material and (d) the Facilities comply with, and at all times during the period of their operation by a Seller have complied with, all Environmental Laws in all material respects. To the best knowledge of Sellers and Alterra, neither Seller has received from any governmental authority or third party written notice or a written complaint alleging the failure of the Facilities to comply with, or the potential liability of a Seller as a result of the noncompliance of the Facilities with, any Environmental Laws or, if a Seller has received such a written notice or written complaint from any governmental authority or third party, the alleged noncompliance of the Facilities and/or liability of a Seller with respect thereto has been resolved as of the Closing Date. Sellers and Alterra have made available to Purchaser all written assessments that have been prepared by or on behalf of a Seller or Alterra and that are in a Seller's or Alterra's possession or under a Seller's or Alterra's reasonable control with respect to the hazardous waste conditions at the Facilities.

         7.12. Necessary Action. Each Seller and Alterra have duly and properly taken or obtained or caused to be taken or obtained all action necessary for Sellers and Alterra (a) to enter into and to deliver this Agreement and any and all documents and agreements executed by a Seller or Alterra in connection herewith and (b) to carry out the terms of this Agreement and the transaction contemplated by it. No other action by or on behalf of a Seller or Alterra is or will be necessary to authorize the execution, delivery and performance of this Agreement and any documents and agreements executed or to be executed by a Seller or Alterra in connection herewith or to authorize the transactions contemplated by this Agreement. No consent of any third party is or will be necessary in connection with the execution, delivery and performance of this Agreement and any documents and agreements executed or to be executed by a Seller or Alterra in connection herewith or in connection with the consummation of the transactions contemplated by this Agreement.

         7.13. Litigation. Except as set forth in Schedule 7.13, to the best knowledge of Sellers and Alterra, neither Sellers nor Alterra have received notice of any litigation, administrative investigation or other proceeding that is pending or threatened with respect to or affecting a Facility, except where the amount claimed is less than $25,000 in any single action or $50,000 in the aggregate. Neither Sellers nor Alterra is a party to, nor are Sellers, Alterra or the Facilities bound by, any orders, judgments, injunctions, decrees or settlement agreements under which it or they may have continuing obligations as of the date hereof or as of the Closing Date and that are likely to materially restrict or affect the present or presently contemplated business operations of the Facilities. To the best knowledge of Sellers and Alterra, the right or ability of Sellers and Alterra to consummate the transaction contemplated herein has not been challenged by any governmental agency or any other person.

         7.14. Sensitive Payments. To the best knowledge of Sellers and Alterra, neither Sellers nor Alterra have (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made,
(b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) given or received any payments or other forms of remuneration in connection with the referral of patients that would violate the Medicare/Medicaid Anti-kickback Law, Section 1128(b) of the Social Security Act, 42 USC Section 1320a-7b(b), or any analogous state statute, or (d) made any payments to any person with the intention or understanding that any part of such payment was being made for any purpose other than that described in the documents supporting the payment.

         7.15. Title. Seller have good title to the Facilities, free and clear of all liens, charges and encumbrances other than the Permitted Encumbrances and any other items reflected in the Title Commitment, Survey and UCC Search Report. Sellers have good title to the remainder of Sellers' Assets, free and clear of all liens, charges and encumbrances.

         7.16. The Facilities. The Completed Facilities are duly licensed to operate the number of beds set forth on Schedule 1(a). Alterra has applied for all licenses necessary under applicable law to operate the number of beds set forth on Schedule 1(a) with respect to the Construction Facilities (other than the Indiana Facility) as assisted living facilities. The Personal Property relating to the Completed Facilities is all of the property necessary for the lawful operation of the Completed Facilities at their current occupancy levels. Upon completion of construction, the Personal Property relating to the Construction Facilities will be all of the property necessary for the lawful operation of the Completed Facilities at their contemplated occupancy levels. To the best knowledge of Sellers and Alterra, there is no action pending or recommended by the appropriate state or federal agencies having jurisdiction thereof that, if decided adversely to Sellers or Alterra, would have a material and adverse effect on a Facility, its operations or business. To the best knowledge of Sellers and Alterra, the building and improvements constituting the Facilities have been constructed in compliance with the requirements of all laws at the time of construction and all ordinances, rules, regulations and restrictions of record applicable thereto, and all bills for labor and materials in connection with the construction thereof have been paid in full or reserves have been established to pay them. Except as disclosed in Schedule 7.16, Sellers and Alterra have no knowledge of any latent or patent material defect or deficiency with regard to the structures, roofs, soils, furniture, fixtures or equipment of the Facilities that would materially impair the use or value of the Facilities, and the structures, roofs, soils, furniture, fixtures and equipment of the Facilities are in good working order and condition. Sellers and Alterra have no knowledge of any latent or patent material defect or deficiency with regard to the plumbing, mechanical, electrical or other systems of the Facilities that would materially impair the use or value of the Facilities, and the plumbing, mechanical, electrical and other systems of the Facilities are in good working order and condition.

         7.17. Inventories. At Closing, the Completed Facilities shall have an inventory of perishable and non-perishable food, central supplies, linens, housekeeping supplies, kitchen supplies and nursing supplies sufficient in condition and quantity as may be required under all applicable laws and, to the extent there exist no applicable laws that specifically identify the condition and/or required quantity for any such supplies or inventory, then such inventory and supplies shall be in such condition and quantity as customarily are maintained by Sellers.

         7.18. The Facility Agreements. All Admissions Agreement utilized, or to be utilized, by Sellers, Alterra and Lessee at the Facilities shall conform with all requirements of applicable law and shall be on a form approved by the applicable state agency.

         7.19. Resident Roster. Attached as Schedule 7.19 is a true and complete resident roster that identifies each of the residents of the Completed Facilities, the daily rate paid by each of the residents, and, with respect to the private pay residents, the date through which each of them has paid.

         7.20. Disclosure. No representation or warranty by or on behalf of Sellers or Alterra contained in this Agreement, and no statement contained in any certificate, list, exhibit or other instrument furnished or to be furnished to Purchaser pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts that are necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         7.21. Insurance. Sellers have maintained insurance policies that insure the Facilities and the other Sellers' Assets continuously since Sellers' acquisition thereof. Such insurance policies are written on an occurrence basis, against physical damage, general liability, professional liability and worker's compensation. Attached as Schedule 7.21 are descriptions of each such policy and certificates of insurance evidencing such coverage.

         7.22. Plans and Specifications. Sellers have delivered to Purchaser accurate and complete copies of the Plans and Specifications and all other contract documents requested by Purchaser, including all modifications thereof. The Plans and Specifications and construction pursuant thereto and the use of the Facilities contemplated thereby comply and will comply with all applicable governmental laws and regulations and requirements, zoning and subdivision ordinances, and standards and regulations of all governmental bodies exercising jurisdiction over the Facilities, including health care licensing, environmental protection, energy, equal employment regulations and appropriate supervising boards of fire underwriters and similar agencies. Sellers and Alterra agree to provide to Purchaser a certification of Sellers' architect to such effect as well as the approvals of any governmental body or agency exercising jurisdiction of the Facilities.

         7.23. Authorizations and Permits. Sellers have obtained all required permits, licenses, approvals and authorizations, including those required by the Federal Environmental Protection Agency and any state or local authority charged with the enforcement of regulations of such agency, and fully complied with all building, safety, zoning and other requirements of any state, municipal or other governmental authority pertaining to the construction of the improvements capable of being complied with at the date hereof, and will obtain all such permits, licenses, approvals and authorizations and will comply with all such building, safety, zoning and other requirements hereafter.

         7.24. Total Construction Costs. Sellers represents that the Construction Budgets sets forth their best faith estimate of the total Project Costs in connection with the development of the Construction Facilities. Prior to the Closing Date, Sellers will have paid a sufficient amount of such costs so that the remaining Project Costs will not exceed the Completion Holdback.

                                  ARTICLE VIII
                    PURCHASER REPRESENTATIONS AND WARRANTIES

         Purchaser represents and warrants to Sellers and Alterra, as of the Closing Date, that:

         8.01. Status of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and, to the extent required by applicable law, is authorized to transact business in each state in which the Facilities are located.

         8.02. Validity and Conflicts. This Agreement is, and all documents to be executed by Purchaser pursuant hereto will be, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution of this Agreement and the consummation of the transactions contemplated herein have been approved by the Board of Directors of Purchaser and do not and will not result in a breach of the terms and conditions of, nor constitute a default under or violation of, the Charter Documents of Purchaser or any law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Purchaser is now a party or by which its assets may be bound or affected.

         8.03. Authority. Purchaser has full corporate power and authority to execute and to deliver this Agreement and all related documents and to carry out the transactions contemplated herein and therein.

         8.04. Necessary Action. Purchaser has duly and properly taken or obtained or caused to be taken or obtained, or prior to Closing will have duly and properly taken or obtained or caused to be taken or obtained, all action necessary for Purchaser (a) to enter into and deliver this Agreement and any and all documents and agreements executed and to be executed by Purchaser in connection herewith and (b) to carry out the terms of this Agreement and the transactions contemplated by it. No consent of any third party is or will be necessary, and no other action by or on behalf of Purchaser is or will be necessary, to authorize the execution, delivery and performance of this Agreement and any documents and agreements executed and to be executed by Purchaser in connection herewith or to authorize the consummation of the transactions contemplated herein.

                                   ARTICLE IX
                            BROKER; INVESTMENT BANKER

         Each party represents, covenants and warrants to the other that it has employed no broker, finder or investment banker in connection with the transaction contemplated in this Agreement. Each party agrees to pay any commission, finder's fee or investment banker's fee that may be due on account of the transaction contemplated in this Agreement to any broker, finder or investment banker employed by it, and to indemnify the other party hereto against any claim for any commission, finder's fee or investment banker's fee made by any broker, finder or investment banker allegedly employed by it and from and against any and all costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys' fees and costs.

                                    ARTICLE X
                          SELLERS AND ALTERRA COVENANTS

         10.01. Closing Date. On the Closing Date, Sellers will pay the closing costs that Sellers are obligated to pay pursuant to this Agreement and Sellers and Alterra will deliver, or cause to be delivered, to Purchaser such documents or instruments as reasonably may be necessary to consummate the transactions contemplated by this Agreement.

         10.02. Post Closing. Sellers and Alterra covenant and agree that, after the Closing Date, they will:

                  (a) At no cost to Sellers or Alterra, reasonably cooperate with Purchaser if Purchaser is required to include audited financial statements with respect to the Facilities in its filings with the Securities and Exchange Commission;

                  (b) Take such actions and properly execute and deliver to Purchaser such further instruments of assignment, conveyance and transfer as, in the reasonable opinion of counsel for Purchaser and Seller, reasonably may be necessary to assure, complete and evidence the transfer and conveyance of Sellers' Assets as contemplated by this Agreement;

                  (c) File the annual cost reports for the Facilities currently within the periods required by Medicare, Medicaid and any other third party payor and provide any additional documentation to support the amounts claimed under such cost reports within such time periods;

                  (d) Furnish to Purchaser on or before July 31, 1999, with respect to those Construction Facilities for which a certificate of occupancy has not been issued by such date, the written agreements of the construction manager or general contractor(s), as the case may be, and the architect and/or engineer, each in form and substance acceptable to Purchaser, that such construction manager, general contractor, architect and/or engineer will, at the request of Purchaser and upon payment of amounts payable under the contract, continue performance of the contract notwithstanding any default of Sellers under such contract and, with respect to the agreement to be executed by the architect and/or engineer, that Purchaser will have the unrestricted use of the Plans and Specifications without additional charge;

                  (e) Within 90 days of Portfolio Stabilization, deliver to Purchaser the Portfolio Stabilization Appraisal;

                  (f) Furnish to Purchaser on or before July 31, 1999, a final "as built" survey of each Completed Facility prepared and certified in accordance with the Survey Requirements;

                  (g) Furnish to Purchaser within 45 days of the Completion Date of each Construction Facility, a final "as built" survey prepared in accordance with the Survey Requirements;

                  (h) Prior to the completion of construction of the Construction Facilities, maintain (or cause Lessee to maintain) the Construction Insurance on Construction Facilities; and

                  (i) Furnish to Purchaser on or before June 30, 1999, the form of Resident Agreement for the Completed Facilities; and

                  (j) Furnish to Purchaser within 45 days of the Completion Date of each Construction Facility, the form of Resident Agreement for the Completed Facilities; and

                  (k) Furnish to Purchaser with 60 days of the date of this Agreement a copy of the Indiana Facility License.

                                   ARTICLE XI
                               PURCHASER COVENANTS

         11.01. Closing Date. On the Closing Date, Purchaser will pay the closing costs for which Purchaser is responsible under this Agreement and deliver or cause to be delivered the Purchase Price pursuant to Article III, as adjusted in accordance with this Agreement, and such documents or instruments as reasonably may be necessary to consummate the transactions contemplated by this Agreement.

         11.02. Post Closing. After the Closing Date, Purchaser will take such actions and properly execute and deliver such further instruments as Sellers and Alterra reasonably may request to assure, complete and evidence the transaction provided for in this Agreement.

                                   ARTICLE XII
                                MUTUAL COVENANTS

         12.01. General Covenants. Following the execution of this Agreement, each of Sellers, Alterra and Purchaser agree:

                  (a) To cooperate fully with each other in preparing, filing, prosecuting and taking any other actions that are or may be reasonable and necessary to obtain the consent of any governmental instrumentality or any third party to accomplish the transactions contemplated by this Agreement;

                  (b) To deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments as reasonably may be necessary to carry out and/or to comply with the terms of this Agreement and the transactions contemplated by it;

                  (c) To confer on a regular basis with the other, report on material operational matters and promptly advise the other orally and in writing of any change or event that would have a material adverse effect on the consummation of the transactions contemplated by this Agreement or that would constitute a material breach of any of the representations, warranties or covenants of such party contained in this Agreement; and

                  (d) To provide the other (or its counsel) promptly with copies of all other filings made by such party with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

         12.02. Public Announcements. Sellers, Alterra and Purchaser shall consult with the other regarding, and shall use reasonable best efforts to agree upon, the form and content of any press release, public announcement or statement with respect to this Agreement or the transactions contemplated by it.

                                  ARTICLE XIII
                         COMPLETION ESCROW; DISBURSEMENT

         13.01. Completion Escrow. Sellers agree, subject to and in accordance with the terms and provisions of this Agreement, to deposit at Closing the Completion Holdback with Escrow Agent in the Completion Escrow. The Construction Holdback will be disbursed as construction is completed in accordance with
Section 13.03 below.

         13.02. Construction and Development of the Construction Facilities.

                  13.02.01. Commencement and Completion of Construction. Sellers have commenced substantial on-site development of the Construction Facilities as of the Closing Date and, subject to a temporary suspension of performance pursuant to Section 14.02, will continue diligently to complete the Construction Facilities on or before the Completion Date and will supply such moneys and perform such duties as may be necessary in connection therewith. The Construction Facilities will be complete for purposes of this paragraph 13.02.01 only at such time as (i) all improvements to the Construction Facilities called for in the Plans and Specifications have been installed or completed in a manner satisfactory to Purchaser and (ii) the local public authority has issued a final certificate of occupancy for the Construction Facilities subject only to such conditions as may be acceptable to Purchaser.

                  13.02.02. Purchaser's Architect. Purchaser may retain the services of architects and engineers, including architects and engineers employed by Purchaser (the "Purchaser's Architect"), to act as Purchaser's agent in reviewing the Plans and Specifications and the progress of construction and in making such certifications and performing such other tasks and duties as Purchaser deems appropriate. Sellers will pay all fees, costs and expenses of the Purchaser's Architect within ten (10) days after demand by Purchaser; provided, however, that Sellers will not be obligated to pay for Purchaser's Architect more than $5,000 per Construction Facility or $40,000 in the aggregate.

                  13.02.03. Plans and Specifications. Purchaser acknowledges its approval of the Plans and Specifications. Except as provided below, Sellers will not make, or cause or permit to be made, any change to the Plans and Specifications unless a request for the change has been submitted in writing to Purchaser and approved in writing by the construction manager or general contractor, as the case may be, any tenants whose approval is required, Purchaser and such other parties as Purchaser may require. Purchaser's approval may be subject to such terms and conditions as Purchaser reasonably may prescribe. Under no circumstances will any failure by Purchaser to respond to a request for approval of a change in the Plans and Specifications be deemed to constitute approval of the request. Sellers will deliver promptly to Purchaser copies of all bulletins, addenda, change orders and modifications to the Plans and Specifications.

                  Purchaser has the right at all times to require strict compliance with the original Plans and Specifications, but Sellers may effect changes in the Plans and Specifications from time to time, without first obtaining Purchaser's approval, if (i) the changes do not impair the structural integrity, design concept or architectural appearance of the Construction Facilities or change the useable area of the Construction Facilities in any way,
(ii) the changes will not result in a default in any other obligation to any other party or authority and (iii) the changes will not result in a net increase or decrease in the total Project Costs of FIVE THOUSAND DOLLARS ($5,000) Dollars or more in the case of any one change or FIFTY THOUSAND DOLLARS ($50,000) Dollars or more in the aggregate for all changes. Notwithstanding the foregoing, to the extent that the cost to complete the Construction Facilities exceeds the Completion Holdback (whether or not as a result of any such changes in the Plans), Sellers will be responsible for payment of the excess.

                  13.02.04. Character of Construction. All construction will be in accordance with the Plans and Specifications, of sound materials, in good and workmanlike manner, free and clear of all liens, claims and encumbrances (other than the liens and security interests securing the obligations of the Lessee under the Master Leases), and in compliance with all laws, ordinances, regulations and restrictions affecting the Construction Facilities and all requirements of all governmental authorities having jurisdiction over the Construction Facilities and of the appropriate board of fire underwriters or other similar body, if any, and any applicable health care authority related to the Facility Licenses. Sellers will furnish Purchaser with evidence of such compliance as Purchaser requires from time to time.

                  13.02.05. Construction Contract and Architectural/Engineering Agreement. (i) A list of the construction manager(s) or general contractor(s), as the case may be, and the architect and/or engineer, and the contracts under which each is retained in connection with the Construction Facilities is attached as Schedule 13.02.05. Any change to the construction manager(s) or general contractor(s), as the case may be, and the architect and/or engineer in connection with the Construction Facilities must be approved by Purchaser in writing. Upon request of Purchaser, Sellers will promptly furnish to Purchaser executed copies of the construction management agreement or general contract(s) between Sellers and the construction manager or general contractor(s) covering all work to be done in connection with the Construction Facilities and executed copies of all subcontracts between the construction manager or general contractor(s) and all of their subcontractors and suppliers. Upon request of Purchaser, Sellers will promptly furnish to Purchaser any amendments or modifications (including change orders) to any of the foregoing. Sellers will not modify or amend or permit to be modified or amended (including by way of change order) any construction management agreement, construction contract or construction subcontract without Purchaser's prior written approval; provided, however, that Purchaser's prior approval need not be obtained with respect to any change order that results from a change in the Plans and Specifications with respect to which Purchaser's consent is not required pursuant to Section
13.02.03 above. Upon request of Purchaser, Sellers will also furnish to Purchaser an executed copy of the architectural and/or engineering agreement between Sellers and the architect and/or engineer with respect to the Construction Facilities.

                  (ii) Sellers will perform their obligations under the contracts described in subparagraph (i) above, and will use reasonable best efforts to cause each other party to such contracts to perform its obligations under such contracts.

                  (iii) Sellers will enforce or cause to be enforced the prompt performance of the contracts described in subparagraph (i) above and will allow Purchaser to take advantage of all rights and benefits of such contracts. In addition, upon completion of construction, Sellers will assign to Lessee under the Master Leases all warranties given to Sellers under the contracts described in subparagraph (i) above.

                  13.02.06. Records and Reports. Sellers and Alterra will keep accurate and complete books and records relating to the construction of the Construction Facilities, and Purchaser will have access thereto during usual business hours upon 24 hours advance notice. Sellers and Alterra will furnish or cause to be furnished to Purchaser from time to time, promptly upon request, (i) copies and lists of all paid and unpaid bills for labor and materials with respect to the Construction Facilities, (ii) Construction Budgets and revisions thereof showing the estimated cost of the Construction Facilities and the source of the funds required at any given time to complete and pay for the same, (iii) receipted bills or other evidence of payment with respect to the cost of the Construction Facilities, and (iv) such reports as to other matters relating to the Construction

Facilities as Purchaser may request. This paragraph will supplement any similar provision in the Master Leases between Purchaser and Omega-Kansas and Lessee.

                  13.02.07. Access. Notwithstanding anything to the contrary contained in the Master Leases, Alterra will, and will cause Lessee to, permit Purchaser's representatives to have access to the Construction Facilities at all reasonable times and to conduct such investigations and inspections thereof as Purchaser shall determine necessary, including without limitation in connection with inspecting the Construction Facilities and all work done, labor performed and materials furnished in connection with the construction thereof. Alterra will, and will cause Lessee to, cooperate and cause the construction manager or general contractor, as the case may be, to cooperate with Purchaser and its representatives and agents during such inspections. Notwithstanding the foregoing, Alterra will, and will cause Lessee to, be responsible for making inspections as to the Construction Facilities during the course of construction and will determine to their own satisfaction that the work done or materials supplied by the contractors and subcontractors has been properly supplied or done in accordance with applicable contracts. All inspections that may be performed by Purchaser and its agents will be exclusively for the benefit of Purchaser and will impose no obligation whatever upon Purchaser for the benefit of any person. Sellers and Alterra will, and will cause Lessee to, hold Purchaser harmless from, and Purchaser will have no liability or obligation of any kind to Seller, Alterra, Lessee or creditors of any of them in connection with, any defective, improper or inadequate workmanship or materials brought in or related to the Construction Facilities, or any construction lien arising as a result of such workmanship or materials. No inspection by Purchaser will create any obligation on Purchaser or relieve Sellers, Alterra or Lessee of any obligation.

                  13.02.08. Damage by Fire or Other Casualty. If any of the Construction Facilities is partially or totally damaged or destroyed by fire or other casualty or taken under the power of eminent domain, proceeds of such event will be applied as provided in the Master Leases.

                  13.02.09. Payment of Costs. Sellers or Alterra will pay when due all obligations incurred by Sellers, Alterra or Lessee for the Construction Facilities, including any cost for restoration incurred pursuant to paragraph
13.02.08 above.

         13.03. Disbursements from Completion Escrow. Upon satisfaction of the conditions set forth in subparagraphs (a) through (c) below, the Escrow Agent may disburse from time to time (but no more frequently than once per month) to Sellers proceeds of the Completion Holdback, subject to the limitations set forth in Section 13.04 below:

                  (a) The Escrow Agent has received:

                           (1)      a request for disbursement, in the form of
                                    AIA          (the "Request"), executed by an
                                    executive officer of Alterra and setting forth, among other things, the portion of the Completion Holdback that Sellers then are requesting be disbursed, the amount that Sellers in good faith believe to be the cost to complete construction (after disbursement of the portion of the Completion Holdback then being requested), a detailed breakdown of the costs and expenses incurred in the construction of the Construction Facilities to the date of Request, a detailed cost breakdown of the percentage of completion of the construction of the Construction Facilities (including both Hard Costs and Soft Costs) to the date of the Request, the amounts then due and unpaid with respect to such construction, such other information or documentation as may be required by the Escrow Agent and the date upon which the disbursement is desired, provided that the date of the payment must not be less than seven (7) Business Days after the date upon which the Escrow Agent receives the Request and the other items set forth in clauses
                                    (ii) through (vi) below;

                           (2) A certification from Sellers, Alterra and Lessees that, as of the date of the Request, no Event of Default exists under this Agreement or any of the Transaction Documents, all representations and warranties set forth in this Agreement and all of the other Transaction Documents are accurate and complete, and there are no actions, suits or proceedings pending, or to the knowledge of the person making the certification, threatened or involving (or that could involve) Sellers, Alterra or Lessee or all or any part of the Facilities and that could impair the Facilities or the ability of Sellers, Alterra or Lessee to perform under this Agreement or any of the other Transaction Documents;

                           (3) Certificates of Sellers' architect and/or engineer, Purchaser's Architect, if any, and Sellers, certified to Purchaser, the Escrow Agent and Sellers and certifying that (a) the Request is correct and, to the best of its knowledge, all work on the Construction Facilities up to the date thereof has been done in substantial compliance with the Plans and Specifications therefor; (b) to the date thereof, there has been no material deviation from the budgeted cost of the Construction Facilities or construction progress schedule, except as authorized by Sellers and approved by Purchaser; and (c) the undisbursed portion of the Completion Holdback will be sufficient to meet all known costs to complete the work covered by the Plans and Specifications, after giving effect to all amounts previously disbursed, plus the amount then requested; and

                           (4) Evidence that Sellers have delivered the items described in (i)-(iii) above to Purchaser;

                  (2) Upon the request of Purchaser, the Escrow Agent is prepared, without condition, to issue to Purchaser a date-down endorsement, dated as of the date of the disbursement, insuring Purchaser's title to the Construction Facilities subject to no other exceptions than are set forth on the Title Policies delivered to Purchaser at closing; and

                  (3) The Escrow Agent has not received from Purchaser, within five (5) Business Days after receipt of the items described in subparagraph (a) above, written notice from Purchaser disputing the matters set forth in Sellers' submission pursuant to subparagraph (a) above.

         13.04. Limitation on Disbursements. In no event will the Escrow Agent pay amounts in excess of the amounts actually paid out by Sellers for services or materials incorporated into the Construction Facilities.

         13.05. Sufficiency of Completion Holdback. Purchaser shall be entitled to instruct the Escrow Agent not to make a disbursement or instruct the Escrow Agent to make a disbursement in an amount less than the amount requested) if Purchaser is not satisfied in its sole discretion that following the requested disbursement the unpaid proceeds of the Completion Holdback budgeted for the construction of the Construction Facilities will be at least equal to the sum of
(a) the estimated Soft Costs to complete the Construction Facilities in accordance with the Plans and Specifications (including all costs in connection with changes in the Plans and Specifications) and (b) 110% of the estimated Hard Costs to complete the Construction Facilities in accordance with the Plans and Specifications (including all costs incurred in connection with changes in the Plans and Specifications). If at any time it appears to Purchaser that the unpaid balance of the Completion Holdback is less than the amount required by this Section, Purchaser may give written notice to Sellers specifying the amount of the deficiency and Sellers immediately will deposit with Escrow

Agent the amount of the deficiency, which will be expended first in the same manner as Completion Holdback before any further payment of the Completion Holdback will be made by Purchaser. Purchaser may determine the cost of construction of the Construction Facilities and Sellers will be obligated to pay any sums so determined in excess of the Completion Holdback prior to any payment under this Agreement.

         13.06. Payments to Contractor, Subcontractors and Suppliers. In order to induce the Escrow Agent to insure Purchaser's title to the Construction Facilities without exception for the construction or mechanics' liens, the Escrow Agent may make payments directly to any contractor, subcontractor or supplier furnishing labor or materials to the Construction Facilities.

         13.07. Purchaser's Right to Cure. If Sellers or Alterra fail to perform any of Sellers' or Alterra's undertakings set forth in this Agreement or in any other Transaction Document, Purchaser may, but will not be required to, perform the same, and Sellers and Alterra, jointly and severally, will reimburse Purchaser any amounts expended by Purchaser in so doing. In addition to the foregoing, Purchaser may make require the Escrow Agent to pay the Completion Holdback to Purchaser in payment of rent and other charges due under the Master Leases without regard to whether such payments have been approved by Sellers.

         13.08. Application of Advances. Sellers will apply each payment of Completion Holdback against amounts due and payable for construction of the Construction Facilities or obligations in connection therewith. Nothing contained in this Agreement will impose upon Purchaser any obligation to see to the proper application of the advances by Sellers or any other party.

         13.09. Construction or Other Liens. In the event any construction or other lien or encumbrance is filed or attached against the Construction Facilities or any part thereof without the prior written consent of Purchaser, Purchaser may, at its option and without regard to the priority of such construction or other lien or encumbrance, and without regard to any defenses that Sellers may have with respect to the lien or encumbrance, pay the same, and Sellers and Alterra, jointly and severally, will reimburse all amounts expended by Purchaser for such purpose within ten (10) days of written notice thereof.

         13.10. Conditions to Final Payment. Purchaser shall be entitled to instruct the Escrow Agent to withhold the final payment of the Completion Holdback from the Completion Escrow unless and until all of the following conditions have been fulfilled to Purchaser's satisfaction:

                  (1) All conditions for all previous disbursements have been, and, as of the date of the final disbursement continue to be, fulfilled.

                  (2) Purchaser and Escrow Agent have received, at least seven (7) Business Days prior to the final payment, the following items, all of which Sellers and Alterra agree to obtain and submit to Purchaser at Sellers' sole expense:

                           (1) A final "as built" survey prepared and certified in accordance with the Survey Requirements;

                           (2) Certificates of Sellers' architect and/or engineer, Purchaser's Architect, if any, and Sellers certified to both Purchaser and Sellers and certifying that (a) to the best of its knowledge, the Construction Facilities are complete in accordance with the Plans and Specifications therefor; (b) to the date thereof, there has been no material deviation from the budgeted cost of the Construction Facilities or construction progress schedule, except as authorized by Sellers and approved by Purchaser; and (c) the amount of the final payment will be sufficient to meet all known costs to complete the work covered by the Plans and Specifications;

                           (3) A final, unconditional certificate of occupancy for the Construction Facilities.

                                   ARTICLE XIV
                      GUARANTY OF COMPLETION; FORCE MAJEURE

         14.01 Guaranty of Completion. Subject to a temporary suspension of performance pursuant to Section 14.02, but regardless of whether the cost thereof exceeds the amount of the Completion Holdback, Sellers and Alterra will diligently and continuously carry out or cause to be carried out the construction of the Construction Facilities so as to insure the completion of construction of the Construction Facilities, the opening of the Construction Facilities and the acquisition of all Facilities Licenses for the Construction Facilities, all by the applicable Completion Date. Regardless of whether the cost thereof exceeds the amount of the Completion Holdback, Sellers and Alterra will be responsible for payment of all costs of completing, opening and licensing the Construction Facilities, including the payment of all costs in excess of the Construction Budgets. Sellers and Alterra promptly will correct any structural defects in the Construction Facilities or any departure from the Plans and Specifications not previously approved by Purchaser. The approval or absence of disapproval by Purchaser of any payment of Completion Holdback from the Completion Escrow shall not constitute a waiver of Purchaser's right to require compliance with this Article XIV.

         14.02 Force Majeure. Upon the occurrence and during the continuance of an Event of Force Majeure and the giving of written notice thereof to Purchaser, Sellers and Alterra shall be temporarily released without any liability on their part from the performance of their obligations under Article XIII and Section 14.01, except for the obligation to pay any amounts due and owing thereunder, but only to the extent and only for the period that their performance of each such obligation is prevented by the Event of Force Majeure. Such notice shall include a description of the nature of the Event of Force Majeure, and its cause and possible consequences. Sellers and Alterra shall promptly notify Purchaser of the termination of such event. Upon the request of Purchaser, Sellers and Alterra shall provide confirmation of the existence of the circumstances constituting an Event of Force Majeure. Such evidence may consist of a statement of an appropriate governmental department or agency where available, or a statement describing in detail the facts claimed to constitute an Event of Force Majeure. During the period that the performance by Sellers and Alterra has been suspended by reason of an Event of Force Majeure, Purchaser may likewise suspend the performance of all or part of its obligations under this Agreement to the extent that such suspension is commercially reasonable and, notwithstanding anything in this Agreement to the contrary, Escrow Agent shall make no disbursements from the Construction Account.

                                   ARTICLE XV
                                 INDEMNIFICATION

         15.01. Sellers' and Alterra's Indemnification. Subject to the limitations contained herein and in Section 15.02, Sellers and Alterra, jointly and severally (together, the "Indemnitors"), shall indemnify and hold Purchaser, and its successors and assigns, and their employees, officers, and directors (each an "Indemnified Party", and together, the "Indemnified Parties"), harmless from and against any and all damages, losses, liabilities, costs, actions, suits, proceedings, demands, assessments, and judgements, including, but not limited to, reasonable attorney's fees and reasonable costs and expenses of litigation, arising out of or in any manner related to any of the following (unless arising solely out of the gross negligence or intentional misconduct of an Indemnified Party):

                  (a) Except as otherwise provided in this Agreement, any and all obligations relating to the ownership of Sellers' Assets and the operation of the Facilities that exist immediately prior to the Closing Date;

                  (b) Any misrepresentation of a material fact, breach of warranty or nonfulfillment of any agreement on the part of Sellers or Alterra under this Agreement or from any misrepresentations in any certificate furnished or to be furnished to Purchaser hereunder;

                  (c) Any failure by Sellers or Alterra in connection with the transaction contemplated herein to comply with the requirements of any laws or regulations relating to bulk sales or transfers; and

                  (d) Any sums due by Sellers or Alterra for Medicare and Medicaid adjustments arising from the operation of Facilities conveyed pursuant to this Agreement.

For purposes of Section 15.01(a), an obligation shall be deemed to "exist" immediately prior to the Closing Date if it relates to events that occurred prior to the Closing Date even if it is not asserted until after the Closing Date.

         15.02. Procedure. If an Indemnified Party asserts that the Indemnitors are subject to a Claim for indemnification pursuant to Section 15.01, the Indemnified Party promptly shall notify the Indemnitors in writing of the Claim and shall describe in the notice the Claim in sufficient detail in order to permit the Indemnitors to evaluate the nature and cause of the Claim. If the asserted Claim arises or is in connection with a claim, suit or demand filed by a third party, the Indemnitors shall be entitled to defend against the Claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party may continue to employ counsel of its own, but such costs shall be borne by the Indemnified Party as long as the Indemnitor continues to so defend. If the Indemnitors fail to respond or does not admit responsibility for indemnification, the Indemnified Party may take such necessary steps to defend itself and any reasonable costs associated therewith may be included as part of the asserted Claim for indemnification. For all Claims that are not Claims arising from a third party, the Indemnitors shall notify the Indemnified Party as to its assertion of whether the Claim is covered by this Article, including specific reasons for non-coverage, within 30 days of receipt of written notice from the Indemnified Party describing the Claim in reasonable detail.

                                   ARTICLE XVI
                                  MISCELLANEOUS

         16.01. Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight delivery, hand delivery or facsimile transmission to the following address:

         To Sellers or Alterra:            Alterra Healthcare Corporation
                                           450 N. Sunnyslope Road
                                           Brookfield, Wisconsin 53005
                                           Attn: Mark W. Ohlendorf
                                           Telephone No.:  (414) 641-5100
                                           Facsimile No.: (414) 789-6677

         With copy to                      Rogers & Hardin
         (which shall not                  2700 International Tower
         constitute notice):               229 Peachtree Street, N.W.
                                           Atlanta, Georgia 30303
                                           Attn: Miriam Dent
                                           Telephone No.: (404) 522-4700
                                           Facsimile No.: (404) 525-224

         To Purchaser:                     Omega Healthcare Investors, Inc.
                                           900 Victors Way, Suite 350
                                           Ann Arbor, Michigan 48108
                                           Attn: F. Scott Kellman and Susan
                                           Allene Kovach
                                           Telephone No.: 734/887-0200
                                           Facsimile No.: 734/887-0201

         With copy to                      Dykema Gossett PLLC
         (which shall not                  1577 North Woodward Avenue, Suite 300
         constitute notice):               Bloomfield Hills, Michigan 48304
                                           Attn: Fred J. Fechheimer
                                           Telephone No.: (248) 203-0743
                                           Facsimile No.: (248) 203-0763

         Notices shall be deemed given three (3) business days after deposit in the mail as provided herein or upon actual receipt if sent by overnight delivery, facsimile transmission or hand delivery.

         16.02. Assignment. No party may assign, directly or indirectly, its rights or obligations hereunder without the prior written consent of the other parties.

         16.03. Sole Agreement. This Agreement may not be amended or modified in any respect whatsoever except by an instrument in writing signed by the parties hereto. This Agreement, the disclosure schedules for each of the parties and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them.

         16.04. Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         16.05. Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         16.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

         16.07. Knowledge Defined. To the extent that any of the representations and warranties contained in this Agreement is limited by the phrases "to the knowledge of" or "to Sellers' knowledge" or "to the best knowledge of Sellers and Alterra" or "Purchaser has no knowledge of" or "Seller has no knowledge of" or words or phrases of similar import, the same shall mean to the actual knowledge of any of the corporate officers or directors of the party or its subsidiaries making said representation or warranty, except that any representation or warranty made by Sellers with respect to the Facilities or any of Sellers' Assets also shall mean the actual knowledge of the Administrator and Director of Nursing of the Facilities. To the extent that any of the representations and warranties contained in this Agreement refers to verbal notice to a party, such notice shall be deemed to have been received if delivered to any officer of such party or to an officer of one of its subsidiaries.

         16.08. Third Party Beneficiary. Nothing in this Agreement is intended to or shall not be construed to confer upon or create in any person (other than the parties hereto) any rights or remedies under or by reason of this Agreement, including without limitation, any right to enforce this Agreement.

         16.09. Attorneys' Fees. In the event of a dispute between the parties hereto with respect to the interpretation or enforcement of the terms hereof, the prevailing party in any action resulting therefrom shall be entitled to collect from the other its reasonable costs and attorneys' fees, including its costs and fees on appeal.

         16.10. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation."

         16.11. Survival. The representations, warranties, covenants or conditions set forth herein shall survive the Closing.

         16.12. Governing Law. THIS AGREEMENT AND THE TRANSACTION DOCUMENTS SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN. SELLERS AND ALTERRA CONSENT TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF THE STATE OF MICHIGAN AND THE STATES IN WHICH THE FACILITIES ARE LOCATED, AND AGREES THAT ALL DISPUTES CONCERNING THIS AGREEMENT MAY BE HEARD, AT PURCHASER'S OPTION, IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF MICHIGAN OR THE STATES IN WHICH THE FACILITIES ARE LOCATED. SELLERS AND ALTERRA AGREE THAT SERVICE OF PROCESS MAY BE EFFECTED UPON SELLERS AND ALTERRA UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE STATE OF MICHIGAN OR THE

STATES IN WHICH THE FACILITIES ARE LOCATED AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS OF THE STATE OF MICHIGAN OR THE STATES IN WHICH THE FACILITIES ARE LOCATED.

         16.13. Arbitration of Disputes Following Closing. If a Controversy shall arise, the Controversy shall be determined by arbitration, which shall be conducted in accordance with the rules and procedures of the American Arbitration Association by three (3) arbitrators selected in accordance with its procedures. The decision of the arbitrators shall be final and binding and shall be enforceable in any court of competent jurisdiction. The decision of the arbitrators shall set forth in writing the basis for the decision, and in rendering such decision, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement and any other agreements, documents and instruments executed pursuant to or in connection with this Agreement. The expense of the arbitration shall be divided equally between Alterra and Purchaser unless otherwise specified in award. The prevailing party, as determined by the arbitrators, shall be entitled to recover its costs and expenses, including attorney fees. The arbitration shall be conducted in Detroit, Michigan. In any such arbitration, the parties shall be entitled to conduct discovery in the same manner as permitted under Federal Rules of Civil Procedure 27 through 37. No provision in this Section 16.13 shall limit the right of any party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration. The exercise of such a remedy does not waive the right of any party to arbitration. The Section shall not apply to any controversy that may arise between the parties prior to the Closing.

         16.14 Joint and Several. The liability of Sellers and Alterra under this Agreement shall be joint and several.

                         Signatures on following pages.

         IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth therein.

                                   OMEGA HEALTHCARE INVESTORS,
                                   INC., a Maryland corporation


June ____, 1999                    By:  /s/ Susan A. Kovach
                                        -----------------------------------
                                        Susan A. Kovach
                                        Vice President and General Counsel

                                        OMEGA (KANSAS), INC.,
                                        a Maryland corporation


June ____, 1999                    By:   /s/ Susan A. Kovach
                                        -----------------------------------
                                        Susan A. Kovach
                                        Vice President and General Counsel

                                        ALTERRA HEALTHCARE CORPORATION,
                                        a Delaware corporation


June ____, 1999                    By:  /s/ Mark W. Ohlendorf
                                        -----------------------------------
                                        Mark W. Ohlendorf
                                        Senior Vice President

                                        STERLING HOUSE CORPORATION,
                                        a Kansas corporation


June ____, 1999                    By:   /s/ Mark W. Ohlendorf
                                        -----------------------------------
                                        Mark W. Ohlendorf
                                        Senior Vice President

                                        ALS-CLARE BRIDGE, INC.,
                                        a Delaware corporation


June ____, 1999                    By:   /s/ Mark W. Ohlendorf
                                        -----------------------------------
                                        Mark W. Ohlendorf
                                        Senior Vice President

STATE OF MICHIGAN          )
                           )  ss:
COUNTY OF WASHTENAW        )

         The foregoing instrument was acknowledged before me on June ____, 1999, by Susan A. Kovach who is the Vice President and General Counsel of Omega Healthcare Investors, Inc., a Maryland corporation, and Omega (Kansas), Inc., a Kansas corporation, on behalf of the corporations, who acknowledged the same to be her free act and deed and the free act and deed of the corporations.



                                       Notary Public, _______ County, Michigan
                                       My commission expires:


STATE OF WISCONSIN         )
                           )  ss:
COUNTY OF ________         )

         The foregoing instrument was acknowledged before me on June ____, 1999, by Mark W. Ohlendorf who is a Senior Vice President of Alterra Healthcare Corporation, a Delaware corporation, Sterling House Corporation, a Kansas corporation, and ALS-Clare Bridge, Inc., a Delaware corporation, on behalf of the corporations, who acknowledged the same to be his free act and deed and the free act and deed of the corporation.



                                       Notary Public, _______ County, Wisconsin
                                       My commission expires: